Exhibit 10.11.3

August 18, 2017

Fred Young

Re: Key Employee Retention Bonus
Dear Fred:
In recognition of your continuing key role at Walter Investment Management Corp. (the “Company”), the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) has determined that you shall be eligible to earn a retention bonus upon the terms and conditions set forth in this letter agreement (this “Agreement”). Please refer to Appendix A for certain defined terms used herein.

1.
Retention Bonus. You shall be eligible to earn a retention bonus of $300,000 (the “Retention Bonus”), payable on the schedule set forth below, subject to your continued employment through the later of: (i) December 31, 2018 or (ii) the Restructuring Effective Date. The Retention Bonus is subject to the terms and conditions set forth in this Agreement.

2.
Payment Schedule. The Retention Bonus will be paid to you in four equal cash installments of twenty-five percent (25%) of the amount of the Retention Bonus (less all required tax withholdings) (each, an “Installment Payment”). The first Installment Payment will be paid to you as soon as administratively practicable after the execution of this Agreement. The remaining three Installment Payments will be paid to you on each of (i) December 31, 2017, (ii) March 31, 2018 and (iii) the later of December 31, 2018 and Restructuring Effective Date (such later date, the “Retention Date”), subject to the terms and conditions of this Agreement. In order to be eligible for payment, you must maintain a minimum satisfactory performance rating on the date of each Installment Payment, as determined by the Chief Executive Officer of the Company, and subject to approval by the Committee, if it deems necessary.

3.
Clawback; Forfeiture. Notwithstanding anything herein to the contrary, if prior to the Retention Date either (i) you voluntarily terminate your employment with the Company for any reason, or (ii) your employment is terminated by the Company for Cause, you agree that (a) you shall forfeit all of your rights to payment of any remaining Installment Payments, and (b) you are required to re-pay to the Company the total amount of each Installment Payment paid prior to the date of such termination, which will be paid by you within thirty (30) days following the date of termination.

4.
Nonforfeiture. If your employment with the Company is terminated prior to the Retention Date either (i) by the Company without Cause, or (ii) by reason of Disability or death, you (or your estate or beneficiaries, as applicable) shall remain eligible to receive any scheduled Installment Payment after such termination date on the scheduled payment date. If any of the foregoing terminations occur, any previously paid Installment Payments will not be subject to the clawback provision in Section 3 above.

5.
Release of Claims. Your retention of all or any portion of the Retention Bonus on account of a termination of employment by the Company without Cause as provided in Section 4 shall be contingent on your executing and not revoking an agreement, in a standard form provided by the Company (which, if applicable, shall be the same release form under any employment agreement between you and the Company) granting a full release of all actual and potential claims you have or may have against the Company or its affiliates.

6.
Other Compensation. By acceptance of this Agreement, you agree that the Retention Bonus is in satisfaction of any annual cash incentive bonus that otherwise may be payable to you in respect of the 2017 calendar year, whether pursuant to the terms of any employment agreement, offer letter or other employment or compensation plan, policy, contract or arrangement of the Company applicable to 2017 annual cash incentive bonuses.

7.
409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A. Notwithstanding the foregoing, the Company makes no representation with respect to compliance with Section 409A and shall not be liable to you for any taxes or penalties under Section 409A.

8.
Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor, including any acquirer of substantially all of the assets of the Company.

9.
Entire Agreement; Other Agreements. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof, and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. Except as provided in Section 6 hereof, this Agreement does not modify, amend or supersede any of the rights or obligations of either party under any the terms of any employment contract, offer letter or employment or compensation plan, policy or arrangement of the Company, including, without limitation, any noncompetition, nonsolicitation or other restrictive covenant under any employment or other agreement between you and the Company, which are hereby reaffirmed by you in consideration of your eligibility for the Retention Bonus. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

10.
Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information

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to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

11.
Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Company, at its principal corporate offices addressed to the attention of Fred Young, and (ii) if to you, at your home address as such address may appear on the records of the Company, or to such other address as such party may hereafter specify in written notice to the other party.

12.
Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Pennsylvania, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Pennsylvania or federal court sitting in Tarrant County in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Pennsylvania or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.
Tax. Amounts payable under this Agreement shall be subject to withholding for all federal, state and local income and employment taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.
Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

15.
Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.
Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

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To accept this Agreement, please sign where indicated below, and return no later than August 22, 2017 to Liz Monahan, Chief Human Resources Officer.
Sincerely

WALTER INVESTMENT MANAGEMENT CORP.

/s/ Liz Monahan
By: Liz Monahan
Title: Chief Human Resources Officer

ACCEPTED AND AGREED AS OF THE
DATE BELOW:

/s/ Fred Young
By:

August 21, 2017
Date:

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APPENDIX A

Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall have the meaning ascribed to such term in your employment agreement with the Company as in effect on the date hereof, or if you are not subject to an employment agreement or “Cause” is not defined therein, then “Cause” shall mean, (i) your indictment of a felony; (ii) your fraudulent or grossly negligent conduct in connection with your employment duties or responsibilities; (iii) willful misconduct; (iv) your contravention, in any material respect, of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the person to whom you report; (v) any acts by you which constitute embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in your personal gain or enrichment at the expense of the Company; (vi) your failure to comply with ongoing confidentiality, non-solicitation and/or non-competition obligations between the Company; or (vii) your continued failure to comply with a material policy of the Company after receiving notice of failure to comply from the person to whom you report.

“Disability” means that you are unable, as reasonably determined by the Compensation and Human Resources Committee of the Board of Directors of the Company, to perform your duties for a period of 90 consecutive days as a result of physical or mental impairment, or illness or injury.

“Restructuring Effective Date” means the date of implementation of a debt restructuring for the Company, whether through an out of court process with the Company’s lenders or thorough an in-court Chapter 11 bankruptcy process, such date as determined by the Committee and, if applicable, by the bankruptcy court (or, in the event the Committee determines by written resolution that such a debt restructuring shall not be consummated on any basis, the date of such determination).

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